Exhibit 16.2

February 27, 2020

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Glory Star New Media Group Holdings Limited (formerly known as TKK Symphony Acquisition Corp. or the “Company”) (Commission File Number 001-38631) under Item 4.01 of its Form 8-K dated February 14, 2020, and filed with the Securities and Exchange Commission on February 21, 2020. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of Glory Star New Media Group Holdings Limited (formerly known as TKK Symphony Acquisition Corp.) (Commission File Number 001-38631) contained therein.

Very truly yours,

/gcp

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